Exhibit 10.1

March 28, 2022

Steve R. Martin
4503 Glencoe Avenue
Marina del Rey, CA 90292

Dear Steve:

This agreement (this “Agreement”) replaces and supersedes the offer letter agreement between you and Armata Pharmaceuticals, Inc. (f/k/a AmpliPhi Biosciences Corporation) (the “Company”) dated January 18, 2016, as amended on April 1, 2017 (the “Prior Agreement”) and sets forth the terms of your continued employment with the Company in connection with your planned retirement as Chief Financial Officer.

1.            Continuing Role. You agree to continue your employment with the Company on a full-time basis as Chief Financial Officer and Principal Financial Officer through June 30, 2022, at which time you shall resign from those positions and all other officer or director positions you may hold with the Company’s affiliates. During the period commencing on July 1, 2022 and ending December 31, 2022 (the “Transition Period”) you shall continue your employment as a special advisor to the new Principal Financial Officer of the Company. During the Transition Period, you will make reasonable efforts to be available to provide the advisory and transition services with regard to the business and operations of the Company upon reasonable advance notice as requested by the Chief Executive Officer or the Principal Financial Officer. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the Company, (a) accept or maintain any other employment, or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2.            Salary. Your base salary for your services set forth in Section 1 above will continue to be paid at the annualized rate of $389,340, payable on the Company’s regular payroll dates and subject to approved deductions and required withholdings.

3.            Bonus. You will not be eligible to earn an annual performance bonus for the 2022 fiscal year.

4.            Equity Awards. You shall not be eligible to receive grants of equity awards during the 2022 fiscal year. However, your outstanding stock option and restricted share unit awards shall continue to vest, in accordance with their terms, for as long as you continue to provide the services set forth in Section 1 above. Subject to and conditioned upon your continued employment through December 31, 2022 and your satisfactory performance of the advisory and transition services set forth in Section 1 above, one half of the outstanding and unvested Company stock options and restricted share units held by you as of the last day of the Transition Period shall become fully vested as of that date, and all vested stock options held by you as of that date (including those that vest hereunder) shall remain exercisable in full for their remaining 10-year term, provided that you sign and do not revoke a release of claims on a form provided by the Company (the “Release”).

5.            Benefits. You will be eligible to continue to participate in the benefits made generally available by the Company to its senior executives through December 31, 2022, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion; provided that you shall cease to accrue paid time off during the Transition Period.

6.            Termination Obligations. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

a.            In the event of a termination of your employment with the Company, by either party and regardless of the reasons, you shall be entitled to: (i) any accrued but unpaid base salary and accrued but unused paid time off, which shall be paid in accordance with the Company's customary payroll procedures and subject to all applicable deductions; (ii) reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; (iii) such employee benefits, if any, to which you may be entitled under applicable law, including COBRA; and (iv) your rights to outstanding stock options and restricted share units in accordance with the terms, and subject to the conditions, of the 2016 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements, as modified by Section 4 above.

b.            In the event the Company terminates your employment prior to December 31, 2022 other than for “Cause” (as defined in the Equity Plan), then in addition to the payments and benefits described in Section 6(a) above, and provided that you sign and do not revoke a Release, you shall be entitled to the following payments and benefits (subject to applicable tax withholdings): (i) continued payment of your base salary from the date of termination through December 31, 2022 (the “Severance Period”), payable in regular installments in accordance with the Company’s normal payroll practices per the following terms: (x) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (y) the first installment shall include as a lump sum all payments (without interest) that accrued from the termination date until such first payroll date, and (z) the remaining installments shall be paid as otherwise scheduled for the remainder of the Severance Period, (ii) assuming that you elect COBRA coverage under the applicable medical and dental plans of the Company, subsidized monthly COBRA premiums during the Severance Period, so that you will only be required to pay the premiums applicable to continuing employees under those plans during that time; provided that such subsidy shall cease on the date on which you become eligible for medical and dental coverage from a third party, and (iii) immediate vesting of your outstanding equity awards, based on the number of shares that would have vested had you remained employed through the end of the Severance Period and received the additional accelerated vesting (and extended exercise period) set forth in Section 4 above. The Company shall have no further liability to pay you severance under any plan, agreement or arrangement maintained by the Company or its affiliates. For the avoidance of doubt, the severance provisions of Section 8 of the Prior Agreement are replaced and superseded by this Section 6.

7.            Effect on Prior Agreement. As noted above, this Agreement replaces and supersedes the Prior Agreement. Notwithstanding the foregoing, the Proprietary Information and Invention Assignment Agreement between you and the Company shall remain in full force and effect in accordance with its terms. For the avoidance of doubt, by signing below, and in consideration of the compensation and benefits described in this letter, you hereby knowingly and voluntarily waive your right to terminate your employment with the Company and its affiliates for “Good Reason” under the Prior Agreement as a result of the changes to your title, authorities, duties or responsibilities as contemplated herein.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Steve, we look forward to your continuing role with the Company during 2022. Please sign and date this Agreement in the space provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

ARMATA PHARMACEUTICALS, INC.

/s/ Brian Varnum
Brian Varnum, Ph.D.
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Steve R. Martin	March 28, 2022
Steve R. Martin	Date

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